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DENNY’S CORPORATION ANNOUNCES CLOSING OF REAL ESTATE TRANSACTION AND PREPAYMENT OF TERM DEBT

SPARTANBURG, S.C., September 28, 2006 - Denny’s Corporation (Nasdaq: DENN) today announced that it has completed and closed the previously announced transaction to sell to National Retail Properties, Inc. (NYSE:NNN), a real estate investment trust, certain of its franchisee-operated Denny's restaurant properties. A total of 60 properties were included in the closing, for a cash purchase price of approximately $62 million. The sale of up to an additional 6 properties may hereafter close, subject to certain conditions, under the terms of the master purchase agreement for the transaction.

Consistent with the requirements of Denny’s credit agreement, the net cash proceeds of these asset sales have been applied to reduce the outstanding balance on Denny’s first lien term loan. During the third quarter, Denny’s prepaid approximately $80 million on this loan through a combination of asset sale proceeds and surplus cash, bringing its total long-term debt balance down to approximately $470 million as of September 27, 2006.

Nelson J. Marchioli, President and Chief Executive Officer, said, “The completion of this transaction and the resulting debt reduction are significant milestones in Denny’s continuing efforts to strengthen its balance sheet. Denny’s has endured a heavy debt burden for many years which restricted its ability to grow. Over the last five years we have successfully reduced our outstanding debt balances by approximately $160 million. While pleased with this progress, we will continue to pursue further debt reduction as an effective way to enhance value for our shareholders. These actions will ensure greater financial flexibility to invest in and expand the Denny’s brand.”

Earlier this year, Denny’s began to market for sale the 87 real estate properties it owned and leased to franchisee operators. After completing this transaction, Denny’s will have 13 franchisee-operated properties remaining for sale. It is expected to take up to twelve months to complete these sales. At this time, Denny’s has no plans to sell real estate underlying company-operated restaurants other than in conjunction with the sale of a company restaurant operation to a franchisee.

Denny’s is America’s largest full-service family restaurant chain, consisting of 540 company-owned units and 1,025 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico. For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit our website at www.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release. In addition, certain matters discussed in this release may constitute forward-looking statements. These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements. Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, and “hopes”, variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: the competitive pressures from within the restaurant industry; the level of success of the Company’s operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risk factors identified in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 28, 2005 (and in the Company’s subsequent quarterly reports on form 10-Q).